+--------+
| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

    APOLLO INVESTMENT FUNDS III, L.P. (SEE ATTACHED)
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    TWO MANHATTANVILLE ROAD
    ----------------------------------------------------------------------------
                                   (Street)

    PURCHASE, NEW YORK 10577
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)               11/04/97
                                                                  --------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)
                                                                  --------------

4.  Issuer Name and Ticker or Trading Symbol  PARAGON HEALTH NETWORK, INC./PGN
                                             -----------------------------------

5.  Relationship of Reporting Person to Issuer (Check all applicable)

    [ ] Director    [ ] Officer             [X] 10% Owner    [ ] Other
                        (give title below)                       (specify below)


    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------


             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
--------------------------------------------------------------------------------
COMMON STOCK         4,789,197 SHARES#         D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)
* If the form is filed by more one reporting person. See Instruction 5(b)(v).

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
------------------------------------------------------------------------------------------------------------------------------------

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
Explanation of Responses:
# Apollo Investment Funds III, L.P., Apollo Overseas Partners III, L.P.
and Apollo UK Partners III, L.P. (collectively, the "Funds") own 4,366,790 shares, 161,396 shares and 261,011 shares, respectively, of common stock of Paragon Health Network, Inc. (the "Company"), and this represents the gross beneficial ownership interest of the Funds in the equity securities of the Company. The general partner of each of the Funds is Apollo Advisors II, L.P. ("Advisors"), whose general partner is Apollo Capital Management II, Inc. ("Apollo Capital"); the day to day manager for each of the funds is Apollo Management, L.P. ("Apollo Management"), whose general partner is AIF III Management, Inc. ("AIF Management"). Messrs. Leon Black and John Hannan, executive officers and directors of Apollo Capital and AIF Management, and principals of Advisors and Apollo Management, disclaim beneficial ownership of the shares beneficially owned by any of the Funds. As permitted by the SEC rules, the number of shares reported includes shares in excess of the proportionate pecuniary interest, if any, of the Reporting Person in the equity securities of the Company.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

_________________________________________________   ____________________________
**Signature of Reporting Person                     Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                     Page 2 of 5
                                                                 SEC 1473 (7-96)

Parties filing jointly with the designated filer in Item 1:

Apollo UK Partners III, L.P.
Two Manhattanville Road
Purchase, New York 10577

Apollo Overseas Partners III, L.P.
Two Manhattanville Road
Purchase, New York 10577

Apollo Advisors II, L.P.
Two Manhattanville Road
Purchase, New York 10577

Apollo Management, L.P.
Two Manhattanville Road
Purchase, New York 10577

APOLLO INVESTMENT FUND III, L.P.

By: Apollo Advisors II, L.P.,
    Its General Partner

    By: Apollo Capital Management II, Inc.,
        Its General Partner

        By: /s/ Michael D. Weiner
           -----------------------
           Name: Michael D. Weiner
           Title: Vice President


APOLLO OVERSEAS PARTNERS III, L.P.

By: Apollo Advisors II, L.P.,
    Its General Partner

    By: Apollo Capital Management II, Inc.,
        Its General Partner

        By: /s/ Michael D. Weiner
           -----------------------
           Name: Michael D. Weiner
           Title: Vice President


APOLLO UK PARTNERS III, L.P.

By: Apollo Advisors II, L.P.,
    Its General Partner

    By: Apollo Capital Management II, Inc.,
        Its General Partner

        By: /s/ Michael D. Weiner
           ----------------------
           Name: Michael D. Weiner
           Title: Vice President

APOLLO ADVISORS II, L.P.

    By:  Apollo Capital Management II, Inc.
         Its General Partner

         By: /s/ Michael D. Weiner
            -----------------------
            Name: Michael D. Weiner
            Title: Vice President


APOLLO MANAGEMENT, L.P.

    By:  AIF III Management, Inc.,
         Its General Partner

         By: /s/ Michael D. Weiner
            -----------------------
            Name: Michael D. Weiner
            Title: Vice President